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                                                                 EXHIBIT 10.9


February 6, 1997


Mr. Michael Bayles
4130 Grand Ave.
Western Springs, IL 60558


Dear Michael:

We are pleased to formally offer you the position of President and Chief Operating Officer of M-Wave, Inc. (the "Company"), beginning effective February 10, 1997 (the "Effective Date"). The following is intended to set forth the terms and conditions of your employment with the Company:

1.   Duties:



              You will have full authority over the administration and business operations of the Company as described in the attached position description, and such other duties as may be delegated to you by the Board of Directors. You will work with the Chairman and Chief Executive Officer, and will report directly to the Board of Directors.

              Effective February 10, 1997, you agree to devote your entire business time, energy and skills to the affairs of the Company and its subsidiaries and affiliated businesses, if any, and to the promotion of their interests. You may, with the approval of the Board of Directors, serve as a director of other corporations.

2.   Compensation:


Your salary and bonus will be reviewed annually by the Board of Directors.

(a)  Salary:  Your annual base salary will be $190,000 ("Base Salary").  Annual base salary will be earned beginning on February 10, 1997 and will be determined on a calendar year basis.

(b)  Bonus:   If you remain employed until February 3, 1998, you will receive a signing bonus on that date equal  to $47,500.  In addition, you will be entitled to an annual target bonus of up to 50% of Base
              Salary (for 1997, up to   25% of Base Salary). Specific bonus
              awards will be determined under a bonus plan tied to the target annual net income of the Company and for each year, will be paid within 60 days following the receipt of audited financial statements for such year. If your employment is terminated by the Company for any reason other than Cause, (as defined in Item
              4) or if you die or become disabled (as defined below), you will receive a portion of the bonus equal to the amount that would be payable as a bonus based upon the actual annual net income for the year in which your termination occurs (or such other target as may be established for the bonus plan for such year) multiplied by a fraction, the numerator of which is the number of calendar months in the year during which you were employed
              (rounded to the nearest whole month), and the denominator of which is 12. No bonus will be paid with respect to any year in which your employment terminates for Cause, or in which you resign.

              (i)For calendar year 1997, the bonus award will be tied to net income based upon the existing business plan as described below:

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
            --------------------------------------
                                 TARGET
            NET        % TARGET  AWARD AS  BONUS
            INCOME     INCOME    % SALARY  AWARD
            --------   --------  --------  -------
            $760,000   80%        5%        $9,500
            $855,000   90%       15%       $28,000
            $950,000   100%      25%       $47,000
            --------------------------------------

            If Net Income for the year falls between $760,000 and $855,000 or between $855,000 and $950,000, the amount of your bonus will be computed using linear interpolation. For example, if Net Income is $800,000, your bonus award would be $17,500.

            If Net Income exceeds $950,000, you will receive additional incentive compensation at a rate of 5 % of the Net Income in excess of $950,000 For example, if Net Income for 1997 is $1.95 million ($1.0 million above $950,000), you will receive incremental incentive compensation of $50,000 for a total award (including your signing bonus) of $145,000.

            (ii) For subsequent years the annual bonus targets will be determined by the Compensation Committee of the Board of Directors not later than 90 days following the first day of the calendar year with respect to which the bonus is payable

(c) Fringe Benefits:
            you will be entitled to participate in the benefit programs currently available to senior management employees of the Company, or which are made available to such employees by the Board of Directors. Currently, senior management employees may participate in the Company's 401(k) plan, and receive health insurance coverage and disability insurance coverage. In addition, you will be entitled to 5 paid vacation days and six personal absence days per year.
(d) Death or Disability:
            If you should die while employed or have a termination of employment due to disability, any salary and bonus which has been earned but remains unpaid as of the date of death or termination due to disability (including bonus, if any, earned with respect to the calendar year ending immediately prior to the date of your death or termination) will be paid to you or your designated beneficiary. All other benefits will terminate on the date of your death or termination due to disability

            Disability shall mean your inability to perform the essential functions of your job, with or without reasonable accommodation.

3. Equity Ownership:

(a)  Stock Options:
            (i) Amount. The Company will recommend to the Compensation Committee that you be granted stock options with respect to 210,000 shares of the Company's common stock ("Stock")

            (ii) Price. The Company will further recommend to the Compensation Committee that the options be exercisable in three blocks as follows: 50,000 of the options will be exercisable at a price equal to the fair market value of the Stock on the date of grant; 70,000 of the options will be exercisable at a price of $7.50 per share, and 90,000 of the options will be exercisable at a price of $10.00 per share




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            (iii) Vesting. The options will vest as follows: 40% of each block of options will vest on the first anniversary of the Effective Date; 35 % of each block will vest on the second anniversary of the Effective Date and the remaining 25 % of each block will vest on the third anniversary of the Effective Date Vesting will accelerate upon a Change of Control, as defined in the Company's 1992 Stock Option Plan, as amended from time to time.

            (iv) Differential Payment. If the fair market value of Stock on the grant date exceeds $2.75, then upon exercise of the first block of options (i.e. the 50,000 with respect to which the exercise price is the fair market value on the grant date), the Company will pay you , on a per share basis in cash, the difference, if any, between the fair market value of the Stock on the date of grant and $2.75.


(b)  Investment:
            You agree that upon the Effective Date, you will purchase Stock with a value of at least $50,000, based upon the then fair market value of such Stock. The purchase price, plus interest, of the Stock will be payable to the Company no later than 90 days after the Effective Date in accordance with the terms of a demand note that you will enter into with the Company.

(c)  Shareholder Terms:

            (i) Repurchase Rights for Shares Acquired by Option Exercise. If you resign or your employment is terminated for Cause (as defined in Item 4, below) or for Underperformance (as defined in this paragraph), the Company will be entitled to repurchase any Stock you own on the date of termination up to the number of shares of Stock received by you upon the exercise of your options at the exercise price for such options, and any unexercised options will be cancelled as of the termination date. If your employment is terminated for any other reason, (i) the Company will be entitled to repurchase any Stock you own on the date of termination up to the number of shares of Stock received by you upon the exercise of your options at the fair market value (as defined in the Company's 1992 Stock Option Plan) of such Stock on such date, and
            (ii) the Company will be entitled to cash out any options granted to you which have vested by such date at a price equal to the difference between the fair market value (as defined in the Company's 1992 Stock Option Plan) of the Stock with respect to which the options are granted on the date of termination and the exercise price for such options. Underperformance means your failure to perform consistent with the duties and responsibilities of your position.

            (ii) Repurchase Rights for Other Stock. If your employment is terminated for any reason, the Company will be entitled to repurchase any other Stock you own as of the termination date at the fair market value (as defined in the Company's 1992 Stock Option Plan) of such Stock on such date.


            (iii) Tag-Along and Drag-Along. In the event that First Chicago and I sell all or substantially all of our Stock in a single transaction or related transactions, then we will use our good faith efforts to include you in the sale upon the same terms and conditions. In the event that First Chicago and I, propose to sell all of our Stock in a single transaction or related transactions, then upon reasonable notice you shall sell all of your Stock in such sale upon the same terms and conditions.



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4.Termination:

            Your employment, and this letter agreement, will terminate on the first to occur of (i) your death? (ii) your disability, or (iii) your termination of employment for any reason. If your employment terminates due to death or disability, you will be entitled to the benefits described in paragraph 2(d) above. If your employment terminates for any reason other than death or disability, you will be entitled to, and the Company's sole obligation will be to provide you with, the followings

            (A)Termination by the Company in its sole discretion for Cause, where Cause means: (I) your commission of any felony or other crime involving dishonesty, fraud or moral turpitude, (II) your habitual negligence in the performance of your duties (not including bad judgment or negligence other than habitual neglect of such duties), or (III) your engagement in conduct which is injurious to the Company, monetarily or otherwise; in which case you will be entitled to receive all amounts and benefits accrued to the date of such termination, but no further benefits will accrue;

            (B) Termination by the Company in its sole discretion without Cause, in which case the Company will continue to pay you your Base Salary and health insurance premiums for six months, or if earlier, until the date you obtain alternative employment; or

            C) Your resignation, with respect to which you agree to provide the Company no less than 60 days' advance notice, and in which case, you will be entitled to receive all amounts and benefits accrued to the date of such termination, but no further benefits will accrue.

5. Non-Competition/Non-Solicitation:

(a) You agree that for a period of two years following the date that your employment terminates in accordance with the terms hereof (the "Non-Competition period"), you will not enter into or engage in or be connected with or engage to work for any individual, firm or corporation which is engaged in or corrected with any business which is in competition with the Company in the continental United States or any other country in which the Company is doing business or is reasonably expected to do business, unless you obtain the express written approval of the Board of Directors after full disclosure of the nature of the intended arrangement.

(b) You further agree that during the Non-Competition Period, you will not (a) encourage any employee of the Company or any of its subsidiaries to leave his employment with the Company or subsidiary, or (b) solicit any customers of the Company or any of its subsidiaries.

(c) You agree not to disclose either during the period of your employment or at any time thereafter to any person, Firm, or corporation any information that the Company desires to protect and keep secret and confidential concerning the business or affairs of the Company which you may have acquired in the course of, or incident to, your employment for your own benefit or to the detriment or intended detriment of the Company

6. Entire Agreement:

            This letter agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company, and supersedes all prior oral or written proposals, negotiations, representations, communications, writings, and agreements between you and the Company.



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Michael, we believe you possess the unique combination of business and interpersonal skills that will allow you to make a substantial contribution to M-Wave, and look forward to a mutually satisfying and rewarding partnership. Please indicate your acceptance of our offer by signing and dating this letter agreement below, and return it to me at your earliest convenience.

Sincerely,



Joseph A. Turek
Chief Executive Officer





Accepted this 10 day of February, 1997



__________________________________
Michael Bayles


















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